Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 6621 8994

rthorp@thorpalberga.com

AutoNavi Holdings Limited

16/F, Section A, Focus Square

No. 6 Futong East Avenue, Wangjing

Chaoyang District

Beijing 100102

People’s Republic of China

11 October 2012

Dear Sirs

AutoNavi Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by AutoNavi Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plan (the “Plan”):

•	Share incentive plan adopted on September 1, 2012

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Thorp Alberga

THORP ALBERGA

Tel:	+852 2801 6066	1205A The Centrium
Fax:	+852 2801 6767	60 Wyndham Street
www.thorpalberga.com		Central HONG KONG
Cayman Islands and British Virgin Islands Attorneys-at-Law Resident Hong Kong Partners: Richard Thorp, Harriet Unger (England & Wales), Everton Robertson (England & Wales)